Keryx Biopharmaceuticals Names Ronald C. Renaud, Jr. as Chief Financial Officer

Thursday February 16, 8:29 am ET

Top Biotechnology Analyst from JP Morgan joins Executive Team

NEW YORK, Feb. 16 /PRNewswire-FirstCall/ --Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News) today announced the appointment of Ronald C. Renaud, Jr. as Senior Vice President, Chief Financial Officer and Treasurer.

Renaud is joining Keryx from JP Morgan Securities where he was a Senior Biotechnology Research Analyst and global sector coordinator responsible for the biotechnology equity research effort at JP Morgan.

"Ron is a seasoned biotechnology executive with a wealth of experience and relationships stemming from his successful career as a leading Wall Street biotechnology analyst and his industry experience at Amgen" stated Michael S. Weiss, Chairman and Chief Executive Officer of Keryx, who continued, "Ron will be a fantastic addition to the team and will compliment the skill sets of the existing management."

Prior to joining JP Morgan, Renaud held Managing Director posts at Schwab SoundView and Bear Stearns, where he covered companies in the biotechnology and life science tool sectors.

"Helping to build a company focused on meeting unmet medical needs for patients with diabetes and cancer was the key attraction to Keryx," said Renaud, who added, "I have followed the progress of Keryx over the last several years and have been extremely impressed with the potential of their product candidates, especially Sulonex(TM) (sulodexide), and the respect the Company has earned from key opinion leaders and shareholders."

Renaud also brings additional industry experience to the management team with more than 5 years at Amgen, where he held positions in clinical research, investor relations and finance. He holds a B.A. from Saint Anselm College in Manchester, NH and an M.B.A. from the Marshall School of Business at the University of Southern California.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life- threatening kidney disease caused by diabetes. KRX-101 is in a pivotal Phase 3 and Phase 4 clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. Keryx also has an active in- licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.